Exhibit 3.1

January 18, 2018

THE COMPANIES LAW, 5759-1999

A PRIVATE COMPANY LIMITED BY SHARES

Amended and Restated Articles of Association of

Railvision Ltd.

General

1.

1.1.	The name of the Company is “Railvision Ltd.”.

1.2.	The object of the Company is to engage in any lawful activity or business.

1.3.	The Company may also make contributions of reasonable sums to worthy purposes even if such contributions are not made on the basis of business considerations.

1.4.	The liability of each Shareholder is limited to the par value of each share held by such Shareholder.

Interpretation; General

2.	In these Articles, unless the context otherwise requires:

2.1.	“Articles” means these Amended and Restated Articles of Association of the Company, as shall be in force from time to time.

2.2.	“Board” means the Company’s board of directors.

2.3.	“Bonus Shares” means shares issued by the Company for no consideration to all Shareholders on a pro rata basis.

2.4.	“Business Day” “Business Days” means a day, or days, on which customer services are provided by a majority of the major commercial banks in Israel, not including for the avoidance of doubt, Fridays.

2.5.	“Companies Law” means the Israeli Companies Law, 5759-1999, and all the regulations promulgated thereunder.

2.6.	“Companies Ordinance” means the applicable Sections of the Companies Ordinance [New Version], 5743-1983, that remain in effect.

2.7.	“Company” means the company whose name is set forth above.

2.8.	“Company Securities” means (i) the Ordinary Shares, (ii) any Ordinary Shares issued by the Company after the date hereof and (iii) any securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Ordinary Shares or any other capital shares issued by the Company.

2.9.	“Investors” means, collectively, investors who purchased Company’s Securities under an SPA.

2.10.	“Deemed Liquidation” means (i) a merger, consolidation, recapitalization or similar event of the Company with or into another corporation in a single transaction or a series of related transactions as a result of which the shareholders of the Company holding a majority of the voting securities immediately prior to such transaction do not own in such capacity a majority of the voting securities of the surviving entity, (ii) a sale or grant of an exclusive license for all or substantially all of the intellectual property rights of the Company, or any other disposition of all or substantially all of the Company’s assets, (iii) a sale of all or substantially all of the Shares of the Company, or (iv) any transaction or series of related transactions as a result of which more than 50% of the Shares of the Company are transferred to any third party (other than issuance of Shares by the Company solely for financing purposes).

2.11.	“Disposition” means any sale, assignment, transfer or pledge of, or any charge or other encumbrance over, or any other disposition or the grant in any way to a third party of any other rights in Company Securities (and “dispose” shall have the correlative meaning).

2.12.	“Distribution” means the grant of a Dividend or an obligation for such grant of a Dividend, directly or indirectly, and a Repurchase.

2.13.	“Dividend” means any asset transferred by the Company to a Shareholder in respect of such Shareholder’s shares, whether in cash or in any other form, including a transfer without valuable consideration, but excluding Bonus Shares.

2.14.	“Founders” shall mean Messrs. Elen Joseph Katz, Shachar Hania, Yuval Esby and Noam Teich .

2.15.	“Fully-Diluted Basis” means assuming (i) the exercise of all options, warrants and rights to acquire shares of Ordinary Shares, and (ii) the conversion or exchange of all securities convertible into or exchangeable for capital shares of the Company, in each case whether or not then vested or exercisable. (References in these Articles to a percentage of share capital on a Fully-Diluted Basis shall be calculated by dividing (i) the number of shares held by the applicable Person or transferred in the applicable transaction (as applicable) on a Fully-Diluted Basis by (ii) the number of shares of all classes then outstanding on a Fully-Diluted Basis).

2.16.	“General Meeting” means an annual or extraordinary general meeting of the Shareholders

2.17.	“IPO” means the closing of the Company’s initial public offering or registration for trade of its Ordinary Shares pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, the Israeli Securities Law, 1968, or under the securities laws of another jurisdiction, or merger of the Company with any other company listed on a stock exchange.

2.18.	“Law” means the Companies Law, the Companies Ordinance and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Company.

2.19.	Reserved.

2.20.	“Office” means the registered office of the Company.

2.21.	“Office Holders” as defined in the Companies Law.

2.22.	“Ordinary Shares” means ordinary shares of the Company par value NIS 0.01 each.

2.23.	“Person” means an individual, corporation, partnership, joint venture, trust, any other corporate entity and any unincorporated association or organization.

2.24.	“Recapitalization Event” means any event of share combination or subdivision, stock split, stock dividend, distribution of Bonus Shares or any other reclassification, reorganization or recapitalization of the Company’s share capital.

2.25.	“Register” means the Register of shareholders that is to be kept by the Company, pursuant to Section 127 of the Companies Law.

2.26.	“Repurchase” means the acquiring or the financing of the acquiring, directly or indirectly, by the Company or by a subsidiary of the Company or other corporate entity under the Company’s control, of shares of the Company or securities convertible into or exercisable for shares of the Company, including an obligation to do any of the foregoing.

2.27.	“Securities Law” means the Israeli Securities Law, 5728-1968, as amended.

2.28.	“Shareholder” means a shareholder of the Company.

2.29.	“SPA” means any share purchase agreement pursuant to which the Company has sold its shares.

2.30.	“Special Majority” means: (1) in case of Board actions, Board resolutions adopted by a majority of the directors participating (in person or by proxy) and voting at a board meeting, provided such majority includes at least one of the Investors Directors then in office, and (2) in case of shareholders actions, shareholders resolutions adopted by a majority of the holders of Ordinary Shares of the Company, participating (in person or by proxy) and voting at a shareholders meeting, provided such majority includes majority of the Investors participating (in person or by proxy) and voting at such meeting. Matters requiring such majority shall be submitted to the approval of the Board or the shareholders, as required under applicable law, unless provided otherwise in the Amended Articles or under this Agreement.

3.	Subject to the aforesaid, in these Articles, all terms used herein and not otherwise defined herein shall have the meanings defined in the Law, as in effect on the day on which these Articles become binding on the Company; words and expressions importing the singular shall include the plural and vice versa; words and expressions importing the masculine gender shall include the feminine gender. Headings to Articles herein are for convenience only, and shall not affect the meaning or interpretation of any provision hereof. The specific provisions of these Articles shall supersede the provisions of the Law to the extent permitted under the Law. With respect to any matter that is not specifically addressed in these Articles, the provisions of the Law shall govern.

4.	For purposes of computing minimum shareholdings required for any purpose under these Articles, each Shareholder shall be entitled to aggregate its holdings in the Company with the holdings of any of its Permitted Transferees, and the aggregate holdings shall be considered to be held by such Shareholder and its Permitted Transferees.

Limitations

5.	The Company is a private company, and accordingly, the following limitations shall apply to the Company:

5.1.	the right to transfer shares is restricted in the manner hereinafter provided;

5.2.	an offer to the public to subscribe for shares or debentures of the Company is prohibited.

Amending the Articles

6.	The Company may amend these Articles by resolution of the majority of the Shareholders voting at a General Meeting, except as otherwise provided in these Articles or in the Companies Law.

7.	Any amendment to these Articles will become effective on the date of the resolution adopting such amendment, unless the Companies Law or said resolution provides that such amendment will come into force at a later time.

8.	The Company may not amend a provision contained in these Articles or any provision hereof, except by a resolution of the General Meeting adopted by the relevant majority.

Capital

9.	Authorized Share Capital. The authorized share capital of the Company is Ten Thousand New Israeli Shekels (NIS 10,000), divided into: One Million (1,000,000) Ordinary Shares, par value NIS 0.01 each.

10.	The Ordinary Shares. The Ordinary Shares shall rank pari passu between them and shall entitle their holders:

10.1.	to receive notices of, and to attend, General Meetings where each Ordinary Share shall be entitled to one vote for all purposes;

10.2.	to share, on a per share pro rata basis, in Bonus Shares, bonuses, profits or Distributions as may be declared by the Board and approved by the Shareholders, if required, out of funds legally available therefore;

10.3.	upon liquidation or dissolution – to participate in the distribution of the assets of the Company legally available for distribution to Shareholders after payment of all debts and other liabilities of the Company (in each case, proportionally to the number of Ordinary Shares outstanding and the amounts paid by Shareholders on account of their Shares, if not paid in full, before calls for payment were made); and

10.4.	to appoint, dismiss, and replace directors of the Company subject to, and in accordance with, the provisions of these Articles.

10.5.	to any other right conferred upon a Shareholder by Law.

Shares

11.	Subject to the provisions of these Articles, the unissued shares of the Company shall be at the disposal of the Board who may offer, allot, grant options or otherwise dispose of shares to such Persons, at such times and upon such terms and conditions as the Company may determine by resolution of the Board.

12.	The Company may issue shares having the same rights as the existing shares, or having preferred or deferred rights, or rights of redemption, or restricted rights, or any other special right in respect of dividend distributions, voting, appointment or dismissal of directors, return of share capital, distribution of Company’s property, or otherwise, all as determined by the Company from time to time, subject to the provisions of these Articles. The Company may convert any part of the issued shares to deferred shares.

13.	Subject to the provisions of the Companies Law and these Articles, the Company may issue redeemable shares and redeem them.

14.	Subject to Articles 39 and 94, the Company may issue from time to time options, warrants, other rights to subscribe for instruments convertible into, or exchangeable for shares of the Company, the terms and conditions of which shall be determined by the Board in accordance with these Articles.

15.	The Company shall not be bound to recognize any equitable, contingent, future or partial interest in any share or any other right whatsoever in any share other than an absolute right to the entirety thereof in the registered holder.

16.	If two or more Persons are registered as joint holders of a share:

16.1.	They shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, powers of attorney and furnishing of notices, the one registered first in the Register shall be deemed to be the sole owner of the share unless all the registered joint holders notify the Company in writing to treat another one of them as the sole owner of the share.

16.2.	Each one of them shall be permitted to give receipts binding all the joint holders for dividends or other moneys or property received from the Company in connection with the share and the Company shall be permitted to pay all the dividend or other moneys or property due with respect to the share to one or more of the joint holders, as it shall choose.

17.	Share certificates shall bear the signature of one director, or of any other person or persons authorized thereto by the Board. Each Shareholder shall be entitled to one numbered certificate for all the shares of any series registered in his or its name, and if the Board so approves, to several certificates, each for one or more of such shares. Each certificate shall specify the serial numbers of the shares represented thereby. A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register. If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board may deem fit.

18.	Except for Permitted Transfers, no Shareholder may transfer any security of the Company without the prior approval of the Board, which consent shall not be unreasonably withheld. The Company will not cause or permit the transfer of any security of the Company to be made on its books except in accordance with the terms hereof.

Lien

19.	The Company shall have a lien and first pledge on every share that was not paid up in full, in respect of money due to the Company on calls for payment or payable at fixed times, whether or not presently payable, or the fulfillment and performance of the obligations and commitments to which the Company is entitled in respect of the share. The lien on a share shall also apply to Dividends and other distributions payable on it. The directors may exempt any share, in full or in part, temporarily or permanently, from the provisions of this Article.

20.	The Company may sell any share on which it has a lien in any manner the Board sees fit, but such share shall not be sold before the date of payment of the amount in respect of which the lien exists, or the date of fulfillment and performance of the obligations and commitments in consideration of which the lien exists, has arrived, and until fourteen (14) days have passed after written notice has been given to the registered holder of the share at that time, or to whoever is entitled to it upon the registered owner’s death or bankruptcy, demanding payment of the amount against which the lien exists, or the fulfillment and performance of the obligations and commitments in consideration of which the lien exists, and such payment or fulfillment and performance have not been made.

21.	The net proceeds of the sale shall be applied in payment of the amount due to the Company for the fulfillment and performance of the obligations and commitments as aforesaid in the preceding Article, and the remainder, if any, shall be paid to whoever is entitled to the share on the day of the sale, subject to a lien on amounts the date of payment of which has not yet arrived, similar to the lien on the share before its sale.

22.	After the execution of a sale of pledged shares as aforesaid, the Board shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the purchaser’s name in the Register as the owner of the shares so sold, and it shall not be the obligation of the buyer to supervise the application of the purchase price nor will his right in the shares be affected by any fault or error in the procedure of sale. The sole remedy of one who has been aggrieved by the sale shall be in damages only and against the Company exclusively.

Calls for Payment

23.	With respect to shares not fully paid for according to their terms of issuance, a Shareholder, whether he is the sole holder of shares or holds the shares together with another Person, shall not be entitled to receive Dividends nor any other right a Shareholder has unless he has paid all the calls by the Company which shall have been made from time to time.

24.	The Board may make calls for payment from Shareholders of the amount not yet paid up on their shares as the Board shall see fit, provided that the Company gives the Shareholders prior notice of at least fourteen (14) days on every call and that the date for payment set forth in such notice be not less than one month after the last call for payment. Each Shareholder shall pay the amount called to the Company on the date and at the place prescribed in the Company’s notice.

25.	The joint holders of a share shall be jointly and severally liable to pay the calls for payment on such share in full.

26.	If the amount called is not paid by the prescribed date, the Person from whom it is due shall be liable to pay such index linkage differentials and interest as the Board shall determine, from the date on which payment was prescribed until the day on which it is paid, but the Board may forego the payment of such linkage differentials or interest, in whole or in part.

27.	Any amount that, according to the conditions of issuance of a share, must be paid at the time of issuance or at a fixed date, whether on account of the par value of the share or premium, shall be deemed for the purposes of these Articles to be a call for payment that was duly made. In the event of non-payment of such amount all the provisions of these Articles shall apply in respect of such amount as if a proper call for its payment had been made and an appropriate notice thereof given.

28.	At the time of issuance of shares the Board may make arrangements that differentiate between Shareholders, in respect of the amounts of calls for payment, their dates of payment or the rate of interest.

29.	The Board may, if it thinks fit, accept from any Shareholder in regards for his shares any amount of money the payment of which has not yet been called and paid, and to pay him (i) interest for that advance until the day on which payment of that amount would have been due had he not paid it in advance, at a rate agreed between the Company and such Shareholder, and (ii) any Dividends that may be paid for that part of the shares for which the Shareholder has paid in advance.

Forfeiture of Shares

30.	If a Shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

31.	The notice shall specify a date not less than seven (7) days from the date of the notice, on or before which the payment of the call or installment or part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment at or before the time appointed, the share in respect of which the call was made will be liable to forfeiture.

32.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may, at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect.

33.	The forfeiture shall apply to those Dividends that were declared but not yet distributed with respect to the forfeited shares.

34.	A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as the Board thinks fit. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Board thinks fit.

35.	A Person whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited shares, but shall nevertheless remain liable to pay to the Company all moneys which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of the nominal amount of the shares.

36.	The forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company and of any claim or demand against the Company with respect to that share, and of other rights and obligations between the share owner and the Company accompanying the share, except for those rights and obligations which these Articles exclude from such a cancellation or which the Law imposes upon former Shareholders.

37.	The Person to whom the share is sold or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

38.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the par value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

Issuance of New Securities

39.	Section 290 of the Companies Law shall not apply to the issuance of any securities by the Company.

Transfer of Shares

40.	Transfer of Shares.

40.1.	General. Except for Permitted Transfers (as defined in Article 41), no Shareholder may Transfer any Company Security without the prior approval of the Board, which consent may not be unreasonably withheld or delayed. The Company will not cause or permit the Transfer of any Company security to be made on its books except in accordance with the terms hereof

40.2.	Compliance with Securities Laws. Notwithstanding anything to the contrary in this Articles, no Shareholder may Transfer any Company Security or interests therein other than in compliance with applicable Israeli and/or foreign securities laws, and nothing herein shall be construed to require the Company to register such Company Securities pursuant to applicable securities laws.

41.	Permitted Transfers.

41.1.	Permitted Transfers. For purposes of these Articles, the following shall be considered “Permitted Transfers”:

(A)	with respect to each Shareholder who is a natural person:

(1)	any Transfer of Company Securities to such Shareholder’s spouse, children, parents or siblings, and

(2)	any Transfer of Company Securities to an inter-vivos trust created by such Shareholder for the primary benefit of one or more of (i) such Shareholder, (ii) such Shareholder’s spouse, and (iii) such Shareholder’s children, parents or siblings,; and

(3)	any testamentary Transfer or Transfer by operation of law of Company Securities to or for the benefit of such Shareholder’s spouse, children, parents or siblings.

(B)	with respect to each Shareholder who is not a natural person:

(1)	a Transfer to any legal entity which controls, is controlled by, or is under common control with such Shareholder; or

(2)	a Transfer to any successor of such Shareholder by merger or consolidation, or any person to which, at the same time, substantially all the business and assets of such Shareholder are being sold.

(C)	a re-transfer from the Permitted Transferee referred to in Sub-articles (A) and (B) above, back to the transferor.

41.2.	Status of Permitted Transferee. In connection with any Permitted Transfer, the transferee (“Permitted Transferee”) shall be required to execute such documents as the Company shall reasonably request, agreeing to be bound by this Articles as a “Shareholder.”

41.3.	Transfer of Certificates. With respect to any Permitted Transfer, certificates evidencing Company Securities may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written instrument of transfer, the Board or officers of the Company may accept such evidence of a transfer of interest as they consider appropriate.

42.	Reserved.

43.	Reserved

44.	Bring Along (Drag Along) Rights.

Subject to Article 94 below, in the event that prior to an IPO, Shareholder(s) holding at least 51% (fifty one percent) of the Company’s outstanding shares (the “Proposing Shareholder(s)”), approve and accept in writing a transaction or series of related transactions with any person or persons, the consummation of which would constitute an Deemed Liquidation Event (the “Proposed Transaction”), then:

44.1.	at every meeting of the Shareholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, the other shareholders (such other shareholders, collectively, the “Remaining Holders”) shall vote all shares of the Company that such Remaining Holders then hold or for which such Remaining Holders otherwise then have voting power (collectively, for the purposes of this Article, the “Shares”): (a) in favor of approval of all aspects of the Proposed Transaction and any matter or action that could reasonably be expected to facilitate the Proposed Transaction; and (b) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Proposed Transaction) between the Company and any person or entity other than the party or parties to the Proposed Transaction or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to the Proposed Transaction or which could result in any of the conditions to the Company’s obligations under such agreement(s) underlying the Proposed Transaction not being fulfilled, in each case unless otherwise determined by the Proposing Shareholders. In any event that a Proposed Transaction is brought to a vote at a shareholders meeting, any Remaining Shareholder failing to vote in favor of such Proposed Transaction, shall be deemed to have given an irrevocable proxy to such person as shall be designated by the Board to vote for the approval of such Proposed Transaction.

44.2.	If necessary for the facilitation of the Proposed Transaction, then each Remaining Holder shall waive any dissenting minority or similar rights in connection with such Proposed Transaction, and/or shall agree to sell all of the Shares and rights to acquire shares of the Company held by such Remaining Holder on the terms and conditions approved by the Proposing Shareholders, as applicable.

44.3.	Each Remaining Holder shall take all necessary actions within the time frames prescribed by the Proposing Shareholders in connection with the consummation of the Proposed Transaction as requested by the Company or the Proposing Shareholders and shall, if requested by the Proposing Shareholders, deliver within such timeframes originals duly executed by him of any agreements concerning the Proposed Transaction that are also to be executed by the Proposing Shareholders.

44.4.	In the event that a Remaining Holder fails to surrender its certificate the framework of the consummation of a Proposed Transaction, such certificate shall be deemed cancelled, and if necessary under the terms of the Proposed Transaction the Company shall be authorized to issue a new certificate in the name of the Remaining Holder; and the Board shall be authorized to establish an escrow account for the benefit of such Remaining Holder, into which the consideration for such securities represented by such cancelled certificate shall be deposited, and to appoint a trustee to administer such account.

44.5.	The aforesaid 51% (fifty one percent) shareholding requirement shall be in lieu of both the number determined for such purpose in Section 341 of the Companies Law, and the procedures set forth in Section 341 of the Companies Law regarding a forced sale by shareholders to any Shareholder not willfully participating in a Proposed Transaction, shall apply.

44.6.	The transfer of shares pursuant to this Article 44 shall not be subject to the rights of first refusal set forth in Article 42 and the Co-Sale rights set forth in Article 43.

45.	Termination of Rights. The rights, restrictions and obligations set forth in Articles 41 through 44 will terminate upon the earliest to occur of any one of the following events: (i) the liquidation, dissolution or indefinite cessation of business operations of the Company; (ii) the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company; (iii) immediately prior to the Company’s consummation of an IPO; (iv) immediately prior to the consummation of a Deemed Liquidation Event; or (v) the written agreement of the Shareholders holding at least a majority of the issued and outstanding Ordinary Shares.

46.	Each Transfer of securities shall be made in writing in such form as shall be approved by the Board from time to time, which shall be executed by both the transferor and transferee, and delivered to the Office together with the transferred share certificates, if share certificates have been issued with respect to the shares to be transferred, and any other proof of the transferor’s title that the Board may require. The share transfer deed with respect to a share that has been fully paid may be signed by the transferor only. A deed of transfer that has been registered, or a copy thereof, as shall be decided by the Board, shall remain with the Company; any deed of transfer that the Board shall refuse to register shall be returned, upon demand, to the Person who furnished it to the Company, together with the share certificate, if furnished.

47.	The transferor shall be deemed to remain a holder of the shares until the name of the transferee is entered into the Register in respect thereof.

48.	The Company may impose a fee for registration of a share transfer, at a reasonable rate as may be determined by the Board from time to time.

49.	Upon the death of a Shareholder, the remaining partners, in the event that the deceased was a partner in a share, or the administrators or executors or heirs of the deceased, in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive, shall be recognized by the Company as the sole holders of any title to the shares of the deceased. However, nothing aforesaid shall release the estate of a joint holder of a share from any obligation to the Company with respect to the share that he held in partnership.

50.	Any Person becoming entitled to a share as a consequence of the death or bankruptcy or liquidation of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Board, have the right either to be registered as a Shareholder in respect of the share, or, instead of being registered himself, to transfer such share to another Person, in either instance subject to the Board’s power hereunder to refuse or delay registration as they would have been entitled to do if the deceased or the bankrupt had transferred his share before his death or before his bankruptcy, and subject to all other provisions hereof relating to transfers of shares.

51.	A Person becoming entitled to a share because of the death of a Shareholder shall be entitled to receive, and to give receipts for, dividends or other payments paid or distributions made, with respect to the share, but shall not be entitled to receive notices with respect to General Meetings or to participate or vote therein with respect to that share, or to use any other right of a Shareholder, until he has been registered as a Shareholder with respect to that share.

Changing Share Rights

52.	Subject to the provisions of these Articles including Article 94 below, if at any time the share capital is divided into different classes of shares, the Company may change, convert, broaden, add or vary in any other manner the rights, preferences or privileges attached to such classes by resolution of the General Meeting of the Company.

53.	Subject to the provisions of these Articles including Article 94 below, only a direct change to the rights attached to a certain class of shares under these Articles shall require an approval obtained at a meeting of the holders of such class of shares or the written consent of the holders of more than fifty percent (50%) of the issued shares of such class. It is hereby clarified that any resolution required to be adopted pursuant to these Articles by the consent of a separate class of shares, whether by way of a separate General Meeting of such class or by way of written consent, shall be given by the holders of shares of such class entitled to vote or give consent thereon and no holder of shares of a certain class shall be banned from voting or consenting by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. A Shareholder shall not be required to refrain from participating in the discussion, voting and/or consenting on any resolution concerning an amendment to any class of shares held by such Shareholder, due to the fact that such Shareholder may benefit in one way or another from the outcome of such resolution. Unless otherwise provided by these Articles, the creation of a new class of shares or the issuance or allotment of additional shares thereof, the enlargement of an existing class of shares, or the issuance or allotment of additional shares thereof shall not be deemed to modify or alter the rights attached to the previously issued shares of such class or of any other class.

Modification of Capital

54.	The Company may, from time to time, by a resolution in a General Meeting, and subject to the provisions of these Articles including the provisions of Article 94 herein:

54.1.	consolidate and divide its share capital or a part thereof into shares of greater value than its existing shares;

54.2.	cancel any shares which have not been purchased or agreed to be purchased by any Person;

54.3.	by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of lesser value than is fixed by these Articles (subject, however, to the provisions of the Companies Law), and in a manner so that with respect to the shares created as a result of the division it will be possible to grant to one or more shares a right of priority, preference or advantage with respect to dividend, capital, voting or otherwise over the remaining or similar share;

54.4.	reduce its share capital, and any fund reserved for capital redemption, in the manner that it shall deem to be desirable under the provisions of Section 287 of the Companies Law;

54.5.	increase its share capital, regardless of whether or not all of its shares have been issued, or whether the shares issued have been paid in full, by the creation of new shares, divided into shares in such par value, and with such preferred or deferred or other special rights (subject always to the provisions of these Articles), and subject to any conditions and restrictions with respect to Dividends, return of capital, voting or otherwise, as shall be directed by the resolution; or

54.6.	convert part of its issued and paid-up shares into deferred shares;

54.7.	With respect to any consolidation of issued shares into shares of larger or lesser nominal value, and with respect to any other action which may result in fractional shares, the Board may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions, subject to applicable law:

54.7.1.	allot, in contemplation of or subsequent to such consolidation, split or other action, such shares or fractional shares sufficient to preclude or remove fractional share holders as a result of the consolidation, split or other action;

54.7.2.	purchase or redeem, in the case of redeemable shares, for the fair value thereof and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings as a result of the consolidation, split or other action; and

54.7.3.	cause the transfer of fractional shares by certain Shareholders to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings as a result of the consolidation, split or other action, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Article.

General Meetings

55.	The Company shall not be required to hold Annual General Meetings, other than as required for the purpose of appointing the Company’s independent auditor. The annual General Meetings shall be called Annual General Meetings; all other General Meetings shall be called Extraordinary General Meetings.

56.	The Board, whenever it thinks fit, may convene an Extraordinary General Meeting, and shall be obligated to do so upon a request in writing in accordance with Section 63 of the Companies Law. If the Board does not convene a meeting, the Shareholders may convene by themselves an Extraordinary General Meeting as provided in Section 64 of the Companies Law.

57.	Notices of General Meetings shall be given as follows:

57.1.	A prior notice of at least seven (7) days but no more than thirty (30) Business Days (not including the day of delivery but including the day of the meeting) of any General Meeting shall be given with respect to the place, date and hour of the meeting and the nature of every subject on its agenda.

57.2.	The notice shall be given to Shareholders entitled pursuant to these Articles to receive notices from the Company, as hereinafter provided.

57.3.	Non-receipt of a notice, given as aforesaid, shall not invalidate the resolution passed or the proceedings held at the relevant Meeting.

57.4.	With the consent of all the Shareholders who are entitled at such time to receive notices, the Company shall be permitted to convene Meetings and to resolve any resolution, upon shorter notice or without any notice and in such manner, generally, as shall be approved by the Shareholders.

Proceedings of General Meetings

58.	Subject to the provisions of these Articles, the function of the General Meeting shall be to receive and to deliberate with respect to the profit and loss statements, the balance sheets, the ordinary reports and the accounts of the directors and auditors; to declare Dividends, to appoint accountants-auditors and to fix their salaries, to amend these Articles, to approve certain actions and transactions under the provisions of Section 255 and Section 268 through Section 275 of the Companies Law.

59.	No matter shall be discussed at a General Meeting unless a quorum is present at the time when the General Meeting starts its discussions. Subject to the provisions of these Articles, two or more Shareholders present, personally or by proxy, who hold or represent at least fifty percent (50%) of the voting rights in the Company, shall constitute a quorum for General Meetings.

60.	If within fifteen minutes from the time appointed for the meeting a quorum is not present, the meeting, shall stand adjourned to the same place and time one week from the date of the original meeting. If a notice of the adjourned meeting has been given to the Shareholders, and a quorum is not present at the adjourned meeting within fifteen minutes from the time appointed for the meeting, two or more Shareholders present personally or by proxy, shall constitute a lawful quorum. No matters shall be deliberated upon or resolved at any adjourned meeting except such matters in respect of which the original meeting was convened.

61.	The chairman of the Board or a director appointed by the Board for such purpose shall open all General Meetings and shall preside as chairman at the meeting. If no chairman is appointed for the Board or if such chairman is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling to act as chairman, the shareholders present shall choose someone of their number to act as chairman for the meeting.

62.	The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any General Meeting of the holders of a particular class of shares (a “Class Meeting”).

Vote by Shareholders

63.	Every resolution put to the vote at a meeting shall be decided by a count of votes. Subject to any provision in the Law or in these Articles requiring a higher majority, all resolutions shall be passed by regular majority vote of voting power presented at the meeting in person or by proxy and voting thereon.

64.	Subject to the provisions of these Articles, in a count of votes, each Shareholder present at a General Meeting, personally or by proxy, shall be entitled to one vote for each share held by it; provided, that no Shareholder shall be permitted to vote at a General Meeting or to appoint a proxy to vote thereat unless he has paid all calls for payment and all moneys then due to the Company from him with respect to his shares.

65.	If the number of votes for and against is equal the chairman of the meeting shall have no casting vote, and the resolution proposed shall be deemed rejected.

66.	In the case of joint holders of a share, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders. For the purposes of this Article, seniority shall be determined by the order in which the names of the joint holders stand in the Register.

67.	An objection to the right of a Shareholder or a proxy to vote in a General Meeting must be raised at such meeting or at such adjourned meeting wherein that Person was supposed to vote, and every vote not disqualified at such a meeting shall be valid for each and every matter. The chairman of the meeting shall decide whether to accept or reject any objection raised at the appointed time with regard to the vote of a Shareholder or proxy, and his decision shall be final.

68.	A Shareholder of unsound mind, or in respect of whom an order to that effect has been made by any court having jurisdiction, may vote, whether on a show of hands or by a count of votes, only through his legal guardian or such other Person, appointed by the aforesaid court, who performs the function of a representative or guardian. Such representative, guardian, or other Person may vote by proxy.

69.	A Shareholder which is a corporation shall be entitled, by a decision of its board of directors, or by a decision of a person or other body according to a resolution of its board of directors, to appoint a person who it shall deem fit to be its representative at every meeting of the shareholders of the Company. The representative appointed as aforesaid shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself might perform as if it were a person.

70.	In every vote a Shareholder shall be entitled to vote either personally or by proxy. A proxy need not be a Shareholder. Shareholders may participate in a General Meeting by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting. Shareholders may also vote in writing, by delivery to the Company, prior to a General Meeting, of a written notice stating their affirmative or negative vote on an issue to be considered by such meeting.

71.	A letter of appointment of a proxy, power of attorney or other instrument pursuant to which the appointee is acting shall be in writing. An instrument appointing a proxy, whether for a specific meeting or otherwise, may be in the following form or in any other similar form prescribed by the Board:

“I, _______________, of ____________________, a Shareholder holding shares in _________________ Ltd. hereby appoint _____________ of __________________ as my proxy to vote in my name and place at the [annual, extraordinary, adjourned - as the case may be] General Meeting of the Company to be held on _________, and at any adjournment thereof.

In witness whereof signed by me this day of ______,____

__________________

Appointer’s Signature”

Such instrument or a copy thereof shall be deposited at the Office, or at such other place as the Board may direct from time to time, before the time appointed for the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, or presented to the chairman at the meeting in which such person shall vote that share.

72.	A vote pursuant to an instrument appointing a proxy shall be valid notwithstanding the death of the appointer, or the appointer becoming of unsound mind, or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing of any such event was received at the Office before the meeting took place.

73.	A Shareholder is entitled to vote by a separate proxy with respect to each share held by him, provided, that each proxy shall have a separate letter of appointment containing the serial number of share(s) with respect to which such proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the proxy holders to a vote.

74.	Subject to the provisions of any law, a resolution in writing signed by all the holders of shares, entitled to vote with respect to such shares at General Meetings, or a resolution as aforesaid agreed upon by e-mail, telex, telegram or facsimile, shall have the same validity as any resolution, carried in a General Meeting of the Company duly convened and conducted for the purpose of passing such a resolution. If all the Shareholders shall consent in writing, or by facsimile to any action to be taken by the Shareholders, such action shall be as valid as though it had been unanimously authorized at a duly convened General Meeting.

Board of Directors

75.	Board Composition.

75.1.	The Board shall consist of three (3) or five (5) directors designated as follows: (i) the Founders, as a group and upon written notice of holders of the majority of the shares held by the Founders, as long as their aggregate holdings reflect at least 30% of the Company’s issued and outstanding shares, shall be entitled to appoint up to three (3) directors, in the event five (5) directors are in office and up to two (2) directors in the event three (3) directors are in office (directors appointed by the Founders - “Founders Directors”), and shall initially appoint Messrs. ___________, and in case that their aggregate holdings reflect less than 30% but at least 10% of the Company’s issued and outstanding shares, the Founders, as a group and upon written notice of holders of the majority of the shares held by the Founders, shall be entitled to appoint two (2) or one (1) Founders Director(s), as applicable; in the event the Founders, as a group, hold shares less than the amount required above for nominating directors, the Founders shall cease to be entitled to nominate a director, the term of service of their nominee(s) to the Board shall terminate automatically, and the Shareholders may appoint an additional director(s) upon a Special Majority (as defined below); and (ii) the Investors, as a group and upon written notice of holders of 60% of the shares held by the Investors, shall be entitled to appoint, up to (2) directors the event five (5) directors are in office and up to one (1) director in the event three (3) directors are in office (director(s) appointed by the Investors - the “Investors Director(s)”), initially being ___________. Any Party entitled to appoint a director shall be entitled to dismiss same.

75.2.	Subject to the provisions set forth in Article 75.1 above, the appointment or removal of a director may be effected at any time, including during an initial or extended term of service of a director, by the delivery of a notice to the Company at its principal office, signed by the Shareholder(s) entitled to effect such appointment or removal. A director cannot be removed or replaced except by the Shareholder(s) who were entitled to appoint such director and only in accordance with the provisions of this Article 75.

75.3.	If any member of the Board is not designated or appointed, or if the office of any member of the Board is vacated, the other members of the Board may act in every way and manner provided for under these Articles and the law as long as their number does not fall below one.

75.4.	Subject to the provisions of the Companies Law, a member of the Board shall have the right, by written letter of appointment to the Company, to appoint a person as a substitute to act in his place, to remove the substitute and appoint another in his place and to appoint a substitute in place of a substitute whose office was vacated for any reason whatsoever (an “Alternate Director”). A person who is not qualified to be appointed as a member of the Board, or a person who serves as a member of the Board (whether as a director or an Alternate Director), may not be appointed as an Alternate Director. Any Alternate Director shall have a vote equal to the vote of the Board member that he substitutes. An Alternate Director shall have, subject to his letter of appointment, all authorities vested to the member of the Board he substitutes. The tenure of office of an Alternate Director shall automatically be terminated upon the dismissal of such member, or upon the office of the member of the Board he substitutes being vacated for any reason, or upon the occurrence of one of the situations stated in Article 79 below in relation with such Alternate Director. In the event that a member of the Board is precluded by law or otherwise from participating in a meeting or a vote of the Board, such member shall be entitled to appoint an Alternate Director to so participate and/or vote in his place. An Alternate Director shall alone be responsible for his actions and omissions, and shall not be deemed an agent of the Director(s) who appointed him.

76.	If so required by the Company, a director shall submit to the Company an affidavit declaring that he is capable of serving as a member of the Board under the provisions of the Companies Law.

77.	A director shall not be required to hold qualifying shares in the Company.

78.	A director may hold another paid position or function, except as accountant-auditor, in the Company, or in any other company of which the Company is a Shareholder or in which the Company has some other interest, or that has an interest in the Company, together with his position as a director, upon such conditions with respect to salary and other matters as determined by the Board and approved by the General Meeting.

79.	Subject to the provisions of the Law, of these Articles, or to the provisions of an existing contract, the tenure of office of a director shall automatically be terminated upon the occurrence of one of the following:

79.1.	if he becomes bankrupt;

79.2.	if he is declared insane or becomes of unsound mind or legally incompetent;

79.3.	if he is convicted of a crime as described in Section 232 of the Companies Law, or if he is removed by a court of law in accordance with Section 233 or the Companies Law;

79.4.	if he resigns by an instrument in writing delivered to the Company; or

79.5.	with his death and if it is a corporation or other entity, with the winding-up or liquidation, whether voluntary or involuntary, of such corporation or other entity;

79.6.	if he is removed or replaced by the Shareholder(s) who appointed such Director.

80.	Members of the Board may receive remuneration from the Company’s funds, as resolved by the General Meeting (in accordance with the provisions of the Companies Law), and at a rate decided by such resolution. The members of the Board shall be entitled to reimbursement of their expenses in the course of their performance of their duties as directors, including expenses in relation of participating in Board meetings, according to a reasonable reimbursement policy of the Company.

Powers and Duties of Directors

81.	The Board shall determine and direct the Company’s policies and shall supervise and inspect the performance of the Company’s Chief Executive Officer (“CEO”) and his or her actions and responsibilities, and it may pay all expenses incurred in connection with the establishment and registration of the Company as it shall see fit. The Board shall be entitled to perform the Company’s powers and authorities pursuant to Section 92 of the Companies Law and subject to any provision in Law, in these Articles, or the regulations that the Company shall adopt by a resolution in its General Meeting (insofar as they do not contradict the Law or these Articles). However, any regulation adopted by the Company in its General Meeting as aforesaid shall not affect the legality of any prior act of the Board that would be legal and valid but for that regulation.

82.	The Board may delegate any of its powers to committees and may from time to time revoke such delegation; provided that no committee of the Board will be established unless a majority of the directors then serving on the Board approved its constitution, composition and authorities; and further provided that such delegation does not contradict Section 112 of the Companies Law. Each committee to which any powers of the Board have been delegated shall abide by any regulations enacted by the Board with respect to the exercise of such delegated powers. In the absence of such regulations or if such regulations are incomplete in any respect, the committee shall conduct its business in accordance with these Articles. Unless otherwise expressly provided by the Board in delegating powers to a committee of the Board, such committee shall not be empowered to further delegate such powers.

83.	Without limiting the generality of the preceding provision, but subject to the provisions of these Articles, the Board may from time to time, in its discretion, borrow or secure the payment of any sum of money for the purposes of the Company, and it may raise or secure the repayment of such sum in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issue of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.

Functions of the Directors

84.	The Board may meet in order to transact business, to adjourn its meetings or to organize them otherwise as it shall deem fit, in accordance with the Articles herein.

85.	The Board may from time to time elect one of its members to act as the chairman of the Board, remove such chairman from office and appoint another in its place. The chairman of the Board shall preside at every meeting of the Board (but shall not have a casting vote). If there is no such chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixes for the meeting, or if the appointed chairman is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting.

86.	The presence of at least one of the directors appointed by the Founders (as long as the Founders are entitled to appoint one) and one appointed by the Investors shall constitute a quorum of the Board, and no business and/or transactions shall be discussed nor resolutions adopted unless such quorum of directors is present in person or by teleconference at the time of such discussion or resolution. Notwithstanding the aforesaid, if within half an hour of the time arranged for the Board meeting no quorum is present, such meeting shall stand adjourned to the same day of the following week, at the same hour and in the same place, or in the event that such a day is not a Business Day, then to the first Business Day thereafter, and in such adjourned meeting if no quorum is present within half an hour of the time arranged, at least a majority of the directors, who are present at such adjourned meeting, shall be deemed a quorum.

87.	Members of the Board or a committee thereof may participate in a meeting of the Board or the committee by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting.

88.	Every director may at any time request that a Board meeting be called and the Chairman shall call such a meeting upon such request.

89.	Any notice of a Board meeting or adjourned Board meeting can be given in writing, or by telegram, facsimile or electronic mail and shall include reasonable detail of the issues of such meeting. Notice shall be given at least two (2) Business Days before the time appointed for the meeting, unless all of the members of the Board at that time agree to a shorter notice, or waive notice altogether.

90.	All actions performed bona fide by the Board or by any person acting as a director or as an Alternate Director shall be as valid as if each and every such person were duly and validly appointed and fit to serve as a director or an Alternate Director, as the case may be, even if at a later date a flaw shall be discovered in the appointment of such a director or such a person acting as aforesaid, or in his qualifications to so serve.

91.	The Board shall cause minutes to be taken of all General Meetings of the Company, of the appointments of officers of the Company, and of Board’s meetings, which minutes shall include the following items, if applicable: the names of the persons present; the matters discussed at the meeting; the results of votes taken; resolutions adopted at the meeting; and directives given by the meeting. The minutes of any meeting, signed or appearing to be signed by the chairman of the meeting, shall serve as prima facie proof of the truth of the contents of the minutes.

92.	The Board may adopt written resolutions, upon signature of all incumbent directors in lieu of a meeting, and any such resolution shall be as valid as if adopted in a duly convened meeting of the Board, and every director who signs such a written resolution in lieu of a meeting shall be deemed to have waived advance notice of the meeting.

93.	Each Board member shall have one vote, and the decisions of the Board will be taken by the majority of the members, except resolutions requiring Special Majority, as detailed below. In case of a tie of votes, the Chairman of the Board shall not have a casting vote.

94.	Special Majority Decisions.

(I)	Resolutions effecting the following actions in and/or by the Company as well as any subsidiary thereof (the “Subsidiary”) shall require a Special Majority of the Board:

94.1.	declaring or paying any dividend or any other distribution of profits by way of cash, shares or other assets;

94.2.	entering into new lines of business, and/or exiting from the current Company’s business;

94.3.	changing and/or amending any of the non-compete, confidentiality or inventions assignment provisions which apply to the Founders the SPA or their employment agreements;

94.4.	any mortgage, pledge, negative pledge, or other security interest in all or substantially all of the property of the Company.

94.5.	sale, transfer, license, pledge or encumbrance of all or substantial part of the Company’s Intellectual Property;

(II)	Resolutions effecting the following actions in and/or by the Company as well as any subsidiary thereof (the “Subsidiary”) shall require a Special Majority of Company’s Shareholders:

94.6.	any dissolution, liquidation or other winding up of the Company or the cessation of all or substantial part of the Company’s business;

94.7.	any merger, reorganization, sale of the Company or all or substantially all of the Company’s shares or assets;

94.8.	any reclassification or recapitalization of the outstanding share capital of the Company or creating or issuing any class or series of shares or any other securities convertible into equity securities of the Company, if such actions adversely affect the rights of the Investors;

94.9.	amending or otherwise modifying the Amended Articles, in a manner that adversely affects the rights of the Investors, including, but not limited to, increasing or decreasing the size of the Board;

94.10.	approving any transaction between the Company and any of the Founders of the Company (directly and/or through corporations in which they are controlling shareholders), or any transaction between the Company and any of the Founders of the Company (directly and/or through corporations in which they are controlling shareholders) in which transaction such Founder has an interest, including but not limited to employment with and/or services of any of the foregoing to the Company and determining and/or materially amending the terms thereof;

Special Decisions by subsidiaries. All resolutions by the Company’s subsidiaries, regarding such entities, of the subject matter and/or of nature requiring Special Majority in the Company, as detailed above, shall require a resolution of the applicable shareholders and or the board and/or partners of such entities; The determination of the Company, as a shareholder or partner of such entities as to the manner of its vote at the shareholders or partners meeting of such entities shall be determined by resolution of the Board of the Company, in accordance with the Special Majority provided herein.

CEO, General Manager, President, Secretary, Other Officers and Attorneys

95.	Subject to the provisions of these Articles, the Board may from time to time appoint one or more persons, whether or not he is a member of the Board, as the CEO of the Company. The appointment may be either for a fixed period of time or without limiting the time that the CEO will stay in office. The Board may, from time to time, subject to any provision in any contract between the CEO and the Company, release him from his office and appoint another or others in his or their place. The CEO shall be responsible for the current operation of the Company’s affairs within the bounds of the policy determined by the Board and subject to its directions. In addition, the Board may from time to time grant and bestow upon the CEO those powers and authorities that it exercises pursuant to these Articles and under the provisions of Section 92 of the Companies Law, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes, in such time and conditions, and on such restrictions, as it shall decide; and it can from time to time revoke, repeal, or change any one or all of those powers or authorities.

96.	Subject to the provisions of these Articles, the Board may from time to time appoint a Secretary to the Company, a Treasurer and/or Comptroller or Chief Financial Officer as well as other officers, personnel, agents and servants, including management companies, for fixed, provisional or special duties, as the Board may from time to time deem fit, and may from time to time, in its discretion, suspend and/or dismiss any one or more of such persons. The Board may determine the powers and duties of such persons, and may demand security in such cases and in such amounts as it deems fit.

97.	Subject to the provisions of these Articles, the wages and any other compensation of the CEO and other managers, officers or personnel shall be determined from time to time by the Board, and it may be paid by way of a fixed salary or commission, or a percentage of profits or of the Company’s turnover or of any other company that the Company has an interest in, or by participation in such profits, or in any combination of the aforementioned methods, or such other method as the Board shall determine.

98.	The Board may from time to time directly or indirectly authorize any company, firm, person or group of people to be the attorneys in fact of the Company for purposes and with powers and discretion which shall not exceed those conferred upon the Board or which the Board can exercise pursuant to these Articles, and for such a period of time and upon such conditions as the Board may deem proper. Every such authorization may contain such directives as the Board deems proper for the protection and benefit of the persons dealing with such attorneys. The Board may also grant such an attorney the right to transfer to others, in part or in whole, the powers, authorities and discretions granted to him, and may terminate and revoke the appointments or revoke all or any part of the powers granted to them.

Dividends

99.	Subject to these Articles and the provisions of Sections 301 through 311 (inclusive) of the Companies Law, the Board may from time to time declare such dividends as may appear to the Board to be justified by the profits of the Company and cause the Company to pay such dividends. The Board shall have the full authority to determine the time for payment of such dividends, and the record date for determining the Shareholders entitled thereto. No Shareholder who shall be registered in the Register with respect to any shares after the record date so determined shall be entitled to share in any such dividend with respect to such shares.

100.	The Board may also cause the Company to pay interim dividend. The final dividend in respect of any fiscal period shall be proposed by the Board and shall be payable only after the same has been approved by a resolution of the shareholders of the Company. Such resolution may provide for the payment of a final dividend of an amount less than that proposed by the Board for the payment of such final dividend, but no such resolution shall provide for the payment of an amount exceeding the amount proposed by the Board for the payment of such final dividend, and no such resolution or any failure to approve a final dividend shall affect any interim dividend theretofore declared and paid

101.	Subject to the provisions of these Articles, and subject to any rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to Dividends, the profits of the Company which shall be declared as Dividends shall be distributed according to the proportion of the nominal value paid up to account of the shares held at the record date fixed by the Company, without regard to premium paid in excess of the nominal value, if any. No amount paid or credited as paid on a share in advance of calls shall be treated for purposes of this Article as paid on a share.

102.	The Board may issue any share upon the condition that a Dividend shall be paid at a certain date, or that a portion of the declared Dividend for a certain period shall be paid, or that the period for which a Dividend shall be paid shall commence at a certain date, or any similar condition; in any such case, subject to Law and these Articles, the Dividend shall be paid in respect of such a share in accordance with such a condition.

103.	At the time of declaration of a Dividend the Company may decide that such a Dividend shall be paid in whole or in part by way of distribution of certain properties, including by means of distribution of fully paid up shares or debentures or debenture stock of the Company, or by means of distribution of fully paid up shares or debentures or debenture stock of any other company, or in one or more of the aforesaid ways.

104.	The Company shall have a lien on any Dividend paid in respect of a share on which the Company has a charge, and may use it to pay any debts, obligations or commitments to which the charge applies.

105.	A transfer of shares shall not transfer the right to a Dividend, which has been declared after the transfer but before the registration of the transfer.

106.	A Dividend may be paid by, inter alia, check or payment order to be mailed to the address of a Shareholder or person entitled thereto as registered in the Register, or in the case of joint owners - to the address of one of the joint owners as registered in the Register. Every such check shall be made out to the person to whom it is sent. The receipt by the person who on the record date in respect of the Dividend is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.

107.	In order to give effect to any resolution in connection with a Distribution, the Board may resolve any difficulty that shall arise with respect to such Distribution in such way as it shall deem proper, including the rounding up to the nearest number of any shares resulting thereof and the determination of the value of certain property for purposes of Distribution. The Board may further decide that payment in cash shall be made to a Shareholder on the basis of value decided for that purpose, or that fractions the value of which is less than one New Israeli Shekel shall not be taken into account for the purpose of adjusting the rights of all the parties. The Board shall be permitted in this regard to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the Board shall see fit. Wherever required, an agreement shall be submitted to the Registrar of Companies and the Board may appoint a person to execute such an agreement in the name of the persons entitled to any Dividend, property, fully paid-up shares or debentures as aforesaid, and such an appointment shall be valid and binding on the Company.

108.	The Board may, with respect to all Dividends not demanded within thirty (30) days after their declaration, invest or use them in any other way for the benefit of the Company, until they shall be demanded. The payment by the Board of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of three (3) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company; provided, however, that the Board may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

109.	The Company shall not be obligated to pay interest on any Dividend, including in the circumstances set forth in the preceding Article.

110.	All Articles in these Articles of Association relating to Dividends, shall apply, mutatis mutandis, to a Distribution by the Company.

Reserves

111.	The Board may set aside from the profits of the Company the sums they deem proper, as a reserve fund or reserve funds for extraordinary uses, or for special dividends or other funds or for the purpose of preparing, improving or maintaining any property of the Company, and for such other purposes as shall be beneficial to the Company in the discretion of the Board, and the Board may invest the various sums so set aside in such investments as they deem proper, and from time to time deal in, change, or transfer such investments, in part or in whole, for the benefit of the Company. The Board may also divide any reserve liability fund to special funds as it shall deem proper, transfer moneys from fund to fund and use every fund or any part thereof in the business of the Company, without being required to keep such sums separate from the rest of the Company’s property. The Board may, from time to time, also transfer to the next year profits out of such sums which are, in their discretion, beneficial to the Company. The Board may generally create funds as they deem necessary, either those resulting from profits of the Company or from re-evaluation of property, or from premiums paid for shares or from any other source, and use them in their discretion as they deem fit so long as the creation, changes or uses of such funds do not exceed any provision of the Law or accepted accounting principles and practices.

112.	All premiums received from the issue of shares shall be capital funds, and they shall be treated for every purpose as capital and not as profits distributable as Dividends. The Board may organize a reserve capital liability account and transfer from time to time all such premiums to the reserve capital liability account, or use such premiums and moneys to cover depreciation or doubtful loss. All losses from sale of investments or other property of the Company shall be debited to the reserve account, unless the Board decides to cover such losses from other funds of the Company. The Board may use moneys credited to the capital reserve liability account in any manner that these Articles or the Law permit.

113.	Any amounts transferred and credited to the account of income and expense fund or general reserve liability account or capital liability reserve account, may, until otherwise used in accordance with these Articles, be invested together with such other moneys of the Company in the day to day business of the Company, without having to differentiate between these investments and the investment of other moneys of the Company.

Capitalization of Reserve Funds

114.	The Board may from time to time resolve that any amount, investment or property not required as a source for payment of fixed preferential Dividends and (i) standing credited at that time to any fund or to any reserve liability account of the Company, including also premiums received from issuance of shares, debentures, or debenture stock of the Company, or (ii) being net profits not distributed and remaining in the Company, shall be capitalized, and that such amount shall be distributed as Bonus Shares, in the manner so directed by such resolution. The Board shall use such investment, sum or property, according to such a resolution, for full payment of such shares of the Company’s capital not issued to the Shareholders, and to issue such shares and to distribute them as fully paid shares among the Shareholders according to their pro rata right for payment of the value of the shares and their rights in the amount capitalized. The directors may also use such investment, sum or property, or any part thereof, for the full payment of the Company’s capital issued and held by such Shareholders, or such investment, sum or property in any other manner permitted by such a resolution. If any difficulty shall arise with respect to such a distribution, the Board may act, and shall have all the powers and authorities, as set forth in Article 107 above, mutatis mutandis.

Office

115.	The Board shall determine the location of the Office.

Stamp and Signatures

116.	The Board shall cause the Company’s stamp, of which the Company shall have at least one, to be kept in safekeeping, and it shall be forbidden to use the stamp in violation of any instructions the Board may give in connection with the use thereof.

117.	Subject to the provisions of these Articles, the Board may designate any Person or Persons (even if they are not members of the Board) to act and to sign in the name of the Company, and to apply the Company’s stamp; the acts and signature of such a person or persons shall bind the Company, insofar as such person or persons have acted and signed within the limits of their authority.

118.	The printed or typed name of the Company by any means next to the signatures of the authorized signatories of the Company, as aforesaid, shall be valid as if the stamp of the Company was affixed.

Accounts and Audit

119.	The Board shall cause correct accounts to be kept:

119.1.	of the assets and liabilities of the Company;

119.2.	of moneys received or expended by the Company and the matters for which such moneys are expended or received; and

119.3.	of all purchases and sales made by the Company. The account books shall be kept in the Office or at such other place as the Board deems fit, and they shall be open for inspection by the directors.

120.	The Board shall determine from time to time, in any specific case or type of cases, or generally, whether and to what extent, and at what times and places, and under what conditions or regulations, the accounts and books of the Company, or any of them, shall be open for inspection by the Shareholders. No Shareholder other than a director shall have any right to inspect any account book or document of the Company except as conferred by Law or authorized by the Board or by the Company in a General Meeting.

121.	Accountants-Auditors shall be appointed and their function shall be set out in accordance with the Law.

122.	Not less than once a year, the directors shall submit before the Company at a General Meeting a balance sheet and profit and loss statement for the period after the previous statement. The statement shall be prepared in accordance with the relevant provisions of the Companies Law.

Notices

123.	A notice or any other document may be served by the Company upon any Shareholder either personally or by sending it by mail, telegram, facsimile, electronic mail or telex addressed to such Shareholder at his registered address as appearing in the Register. If the address of a Shareholder is outside of Israel, then any notice sent by mail shall be sent by airmail.

124.	All notices with respect to any share to which persons are jointly entitled may be given to one of the joint holders, and any notice so given shall be sufficient notice to all the holders of such share.

125.	A Shareholder registered in the Register who shall from time to time furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address. However, except for the aforesaid, no Shareholder whose address is not registered in the Register shall be entitled to receive any notice from the Company.

126.	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a Shareholder by sending it through the mail in a prepaid airmail letter or telegram or telex or electronic mail or facsimile addressed to them by name, at the address, if any, furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy have not occurred.

127.	Any notice or other document, (i) if delivered personally, shall be deemed to have been served upon delivery, (ii) if sent by mail, shall be deemed to have been served seven (7) Business Days after the delivery thereof to the post office; if sent by airmail, shall be deemed to have been served five (5) Business Days after the delivery thereof to the post office; and (iii) if sent by telex, confirmed electronic mail, confirmed facsimile or telegram, shall be deemed to have been served twenty four (24) hours after the time such telex, electronic mail, facsimile or telegram was sent. In proving such service it shall be sufficient to prove that the letter or telegram containing the notice was properly addressed and delivered at the post office, or sent by telex, confirmed electronic mail or confirmed facsimile, as the case may be.

Office Holders’ Indemnity, Insurance and Exemption

128.	Subject to the provisions of the Law, the Company may indemnify its Office Holders with respect to any of the following:

128.1.	a monetary liability imposed on him/her in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; or

128.2.	reasonable litigation expenses, including legal fees paid for by the Office Holder, or which the Office Holder is obligated to pay under a court order, in a proceeding brought against the Office Holder by the Company, or on its behalf, or by a third party, or in a criminal proceeding in which the Office Holder is found innocent, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent, all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company.

128.3.	The Company may undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that the undertaking is limited to categories of events which in the opinion of the Board can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board as reasonable under the circumstances, and (ii) retroactively.

129.	Subject to the provisions of any Law, the Company may procure, for the benefit of any of its Office Holders, office holders’ liability insurance with respect to any of the following:

129.1.	a breach of the duty of care owed to the Company or any other person;

129.2.	a breach of the fiduciary duty owed to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that the action would not injure the Company; or

129.3.	a monetary liability imposed on an Office Holder in favor of a third party, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company.

130.	Subject to the provisions of any Law, the Company may exempt in advance, by a Board resolution, Office Holders from all or part of their responsibilities for damages due to their violation of their duty of care to the Company.

131.	The provisions of Articles 128 through 130 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, and/or (ii) in connection with any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Board.

132.	In the event of any change after the date of adoption these Articles in any applicable law, statute or rule which expands the right of an Israeli company to indemnify an Office Holder, these Articles shall automatically be deemed to enable the Company to so expand the scope of indemnification that the Company is able to provide.

Winding Up

133.	Subject to provisions of these Articles to the contrary, and subject to any rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to winding up or liquidation, in the event of a winding up of the Company, the Company’s property distributable among the Shareholders shall be distributed in proportion to the sum paid on account of the nominal value of the shares held by them, of any class, without taking into account premiums paid in excess of the nominal value.

134.	Subject to provisions of these Articles to the contrary, if the Company is voluntarily wound up, the liquidators may, with the approval of a resolution in a General Meeting, divide the property as is among the Shareholders, or deposit any part of the Company’s property with trustees in escrow for the benefit of Shareholders, as they deem proper.

135.	Subject to provisions of these Articles to the contrary, if, at the time of liquidation, the Company’s property available for distribution among the Shareholders shall not suffice to return all the paid up capital, and subject to, and without derogating from, any rights or surplus rights or existing restrictions at that time of any special class of shares forming part of the capital of the Company, such property shall be divided so that the losses shall as much as possible be borne by the Shareholders in proportion to the paid up capital or that which shall have been paid at the commencement of the liquidation on the shares held by each of them. If, at the time of liquidation, the Company’s property designated for distribution among the Shareholders is in excess of the amount necessary for the return of capital paid up at the beginning of the liquidation, it shall belong and be delivered to the Shareholders pro rata to the amount paid on the nominal value of each share held by each of them at the commencement of the liquidation.

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